SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934





                 May 13, 1999 (Date of earliest event reported)

                          May 14, 1999 (Date of Report)


                                TANDY CORPORATION


               (Exact name of registrant as specified in charter)


Delaware                  1-5571                      75-1047710
(State or other           (Commission                 (IRS Employer
Jurisdiction of           File Number                 Identification No.)
Incorporation)


    100 Throckmorton Street Suite 1800, Fort Worth, Texas         76102
    (Address of principal executive offices)                      (Zip Code)


        Registrant's telephone number, including area code (817) 415-3700

Item 5.  OTHER EVENTS

         The text of a press release issued by Tandy Corporation (the "Company") on May 13, 1999 is set forth below:

                   RADIOSHACK AND THOMSON CONSUMER ELECTRONICS
                          ANNOUNCE AUDIO/VIDEO ALLIANCE
        Partnership Forms RCA Digital Entertainment Center at RadioShack

         NEW YORK, May 13, 1999 -- RadioShack, the retail operating format of Tandy Corporation (NYSE: TAN), and Thomson Consumer Electronics announced today a new strategic alliance that will allow consumers to purchase a full range of RCA-branded audio/video products through RadioShack stores and participating dealers across the U.S. The two companies will develop a new store-within-a-store concept in RadioShack that will be branded the RCA Digital Entertainment Center at RadioShack.
         "This is a powerful strategic alliance that solidifies yet another piece of our home connectivity strategy, giving RadioShack the clear advantage in deploying digital entertainment devices to the 80 million living rooms across America," said Leonard Roberts, Chairman-elect, President and CEO of Tandy Corporation/RadioShack. "As the pre-eminent manufacturer of digital convergent devices, RCA has the brand recognition and leadership position to further propel RadioShack as we lead the way in connecting America's homes to state-of-the-art digital audio/video products and services, the latest computer advances and high-speed bandwidth technology. Our ubiquitous market presence and ability to demystify technology for the mass market, coupled with RCA's name brand products, will give us unparalleled strength to aggressively grow this segment of our business in the near term."
         Thomson's ability to provide the latest digital products to its customers in a convenient, familiar RadioShack store in their own neighborhood will also be enhanced. Today, consumers can already find digital products like DVD and RCA DIRECTV systems in RadioShack stores throughout the country. Within 12-18 months, consumers will also be able to purchase High-Definition Television and a complete line of RCA-branded audio products through their local neighborhood store.
         "Thomson and the RCA brand are committed to the success of this strategic alliance with Tandy/RadioShack and are prepared to dedicate the resources and energy necessary to ensure the success of the RCA Digital Entertainment Center at RadioShack," said James E. Meyer, Executive Vice President and Chief Operating Officer. "We believe that this venture will significantly strengthen both companies in terms of consumer awareness and retail leadership as well as future growth and shareholder value."
         Both Tandy Corporation/RadioShack and Thomson Consumer Electronics have a long and rich heritage, and each company has, in recent years, re-invented itself to take advantage of the convergence of digital technologies and the new demands of the marketplace for hardware, high-speed communications and superior quality home entertainment.
         RadioShack's newest alliance is the latest in a series that includes The Sprint Store at RadioShack and the Compaq Creative Learning Center. Both of these partnerships have boosted sales and further positioned RadioShack as a leader in the consumer electronics market place.
         Design of the RCA Digital Entertainment Center at RadioShack will be completed later this year, and the store build-out will begin in early 2000. By the second quarter of 2000, there will be an RCA store-within-a-store in at least 4,000 company-owned stores, with additional stores added throughout the remainder of next year. RadioShack and Thomson also plan an aggressive marketing and advertising program to support the store launch. Tandy Corporation/RadioShack
         Tandy Corporation/RadioShack is the nation's largest consumer electronics chain and one of the most trusted electronics retailers in the United States. RadioShack sells more wireless telephones, telecommunications products and electronic parts and accessories than any other retailer. It is estimated that 94 percent of Americans live or work within five minutes of a RadioShack store or dealer. For more information, visit Tandy Corporation/RadioShack web sites at www.tandy.com and www.radioshack.com. Thomson Consumer Electronics
         Thomson Consumer Electronics is a subsidiary of Thomson Multimedia which ranks first in the U.S. and fourth in the world in sales of consumer electronics products. With the flagship RCA and THOMSON brand names, Thomson manufactures and markets color TVs, VCRs, digital satellite receiver/decoders, digital cable modems, DVD players, camcorders, home audio systems, telephones, and a myriad of accessories. Thomson also markets under the popular GE, PROSCAN, TELEFUNKEN, and SABA brands in the Americas, Europe, and Asia.
         Thomson Multimedia is the world's largest supplier of large and very large color TV picture tubes and is actively developing new digital entertainment products that will allow consumers to interact with new media through the Internet and other digital systems. For more information about RCA consumer electronics products, visit our website at www.rca.com.

                          END OF TEXT OF PRESS RELEASE

         In the press release set forth above, the Company makes certain forward-looking statements. These statements are based on the Company's current expectations and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include uncertainties regarding the extent of consumer demand for digital audio/visual products and services, and the risks associated with newly-established strategic alliances. Additional risks are set forth in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1999.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 14th day of May, 1999.


                                    TANDY CORPORATION
                                    (Registrant)



Date May 14, 1999                    Mark C. Hill
                                     Senior Vice President, Corporate Secretary and General Counsel